EXHIBIT 6.A

[ING SOUTHLAND LIFE LOGO APPEARS HERE]

April 24, 2001

Southland Life Insurance Company
1290 Broadway
Denver, CO 80203

Re: Southland Separate Account L1
      Post-Effective Amendment No. 8; SEC File No. 33-97852

Gentlemen:

In my capacity as Executive Vice President and Chief Actuary of Southland Life Insurance Company ("Southland"), I have provided actuarial advice concerning:

The preparation of Post-Effective Amendment No. 8 to the Registration Statement on Form S-6 (File No. 33-97852) to be filed by Southland and its Southland Separate Account L1 (the "Separate Account") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the Future Dimensions variable universal life insurance policies; and

The preparation of the policy forms for the Future Dimensions variable universal life insurance policies described in Post-Effective Amendment No. 8 (the "Policies").

It is my professional opinion that

  The aggregate fees and charges under the Policies are reasonable in relation to the services rendered the expenses expected to be incurred and the risks assumed by Southland.

  All other numerical examples shown in the Prospectus are consistent with the Policies and our other practices, and have not been designed to appear more favorable to prospective buyers than other examples which could have been provided.

I hereby consent to the filing of this opinion as an Exhibit to Post-Effective Amendment No. 8 to the Registration Statement and the use of my name under the heading "Experts" in the Prospectus.

Sincerely,

/s/ James L. Livingston, Jr.

James L. Livingston, Jr., F.S.A., M.A.A.A.
JLL:tls